CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                                   AMNEX, INC.

                Under Section 805 of the Business Corporation Law


         Pursuant to the provisions of Section 805 of the Business Corporation Law, the undersigned, being the Chairman of the Board and Secretary, respectively, of AMNEX, INC. (the "Corporation"), DO HEREBY CERTIFY AND SET
FORTH:

         1.       The name of the Corporation is AMNEX, Inc.  The
Corporation was formed under the name NY-Tel Communications, Inc.

         2. The Certificate of Incorporation of the Corporation was filed by the Department of State on March 15, 1985.

         3. The Certificate of Incorporation of the Corporation is hereby amended by the addition of a provision stating the number, designation, relative rights, preferences and limitations of a series of Preferred Shares, $.001 par value, as fixed by the Board of Directors.

         4. The foregoing amendment to the Certificate of Incorporation is effected by adding the following Section (j) to


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Article (4) thereof:

         "(j) Series L Preferred Shares. A series of Preferred Shares is hereby created, to be limited in amount to 200,000 of the 5,000,000 authorized Preferred Shares. The designation, relative rights, powers, preferences, qualifications and limitations are as follows:

         (i) Designation of Series. The designation of the series of Preferred Shares created hereby shall be Series L Preferred Shares (hereinafter the "Series L Preferred Shares").

         (ii) Dividends. The holders of Series L Preferred Shares, on a pari passu basis with the holders of the Corporation's Common Shares (based upon the number of Common Shares into which the Series L Preferred Shares are convertible), Series F Preferred Shares and any other series of Preferred Shares of the Corporation hereafter created which shall have a pari passu right with the holders of the Common Shares to receive dividends, shall be entitled to receive such dividends as may be declared by the Board of Directors. Declared but unpaid dividends shall not bear interest.

                  The rights of the holders of the Series L Preferred Shares shall be junior and subordinate to the rights of the holders of the Series A, Series B, Series C, Series D, Series E and Series G Preferred Shares of the Corporation to receive dividends, as well as to the right of any other series of Preferred Shares of the Corporation hereafter created which shall have any preferential right to receive dividends before the holders of the Common Shares.

        (iii) Voting Rights. The holders of the Series L Preferred Shares shall be entitled to vote on all matters at all meetings of the shareholders of the Corporation, and shall be entitled to such number of votes for each Series L Preferred Share entitled to vote at such meetings as is set forth below, voting together with the holders of Common Shares, and other Preferred Shares who are entitled to vote, if any such shares are then outstanding, and not as a separate class, except as required by law. The number of votes to which the holders of the Series L Preferred Shares shall be entitled to vote for each Series L Preferred Share shall equal the number of Common Shares of the Corporation into which such Series L Preferred Share would convert upon the occurrence of the Mandatory Conversion Event(as hereinafter defined).

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         (iv)     Redemption.  The Series L Preferred Shares shall not be
                  subject to mandatory redemption by either the Corporation or the holders thereof.

         (v)      Conversion.

                  (A) Mandatory Conversion Event and Price. Immediately upon the filing with the Secretary of State of New York of the Certificate of Amendment (as hereinafter defined) (the "Mandatory Conversion Event"), each Series L Preferred Share shall convert into fifteen (15) Common Shares of the Corporation (the "Conversion Ratio"), subject to adjustment as hereinafter set forth.

                  (B) Procedure. Before any holder of Series L Preferred Shares shall be entitled to receive Common Shares upon conversion, the holder shall surrender the certificate(s) therefor, duly endorsed, at the principal offices of the Corporation. Subject to the provisions hereof, effective upon the occurrence of the Mandatory Conversion Event (the "Effective Conversion Date"), the holder shall thereupon be deemed to be the holder of record of the Common Shares issuable upon conversion, notwithstanding that the stock transfer books of the Corporation shall then be closed or that the certificate(s) representing such Common Shares shall not then be actually delivered to the holder. Subject to the provisions hereof,
                  promptly   following  the  Effective   Conversion   Date,  the
                  Corporation shall cause its transfer agent to issue and deliver to such holder of Series L Preferred Shares a

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                  certificate for the number of Common Shares to which the
                  holder shall be entitled.

                  (C)  Adjustment of Conversion Ratio.

                  (i) In the event that the Corporation shall (a) pay any dividend on its Common Shares payable in Common Shares; (b) effect a subdivision of its outstanding shares into a greater number of Common Shares (by reclassification, stock split or otherwise than by payment of a dividend in Common Shares); (c) effect a combination or consolidation of its outstanding
                  Common Shares into a lesser number of Common Shares (by reclassification, reverse split or otherwise); (d) issue by reclassification, exchange or substitution of its Common
                  Shares  any  shares of  capital  stock of the  Corporation  or effect any other transaction having similar effect, the Conversion Ratio in effect immediately prior to such action shall be adjusted so that, in the event of the occurrence of the Mandatory Conversion Event at any time after the occurrence of any event described above, the holder shall be entitled to receive the Common Shares to which such holder would have been finally entitled, after giving effect to the occurrence of such event, as if such holder had converted the Series L Preferred Shares immediately prior to the occurrence of such event. An adjustment made pursuant to this paragraph
                  (C) shall become effective immediately after the record date in the case of a dividend and shall become effective immediately after the effective date in the case of a subdivision, combination, reclassification, exchange or substitution.

                  (ii) In case of any consolidation or merger to which the Corporation is a party, other than a merger or consolidation in which the Corporation is the surviving or continuing corporation and which does not result in any reclassification of, or change (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of subdivision or combination) in, outstanding Common Shares, then the Corporation, or such successor corporation, as the case may be, shall make appropriate provisions so that the holder of each Series L Preferred Share then outstanding

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                  shall have the right to  convert  such share into the kind and amount of shares or other securities and property receivable upon such consolidation or merger by a holder of the number of Common Shares into which such Series L Preferred Shares might have been converted immediately prior to such consolidation or merger.

                  (D) Fractional Shares. No fractional Common Shares shall be issued upon conversion of Series L Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay, in cash, an amount equal to the product of (i) such fraction of a share times
                  (ii) the market price of one Common Share on the Effective Conversion Date.

                  (E) Reservation of Shares Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Shares, solely for the purpose of effecting the conversion of the Series L Preferred Shares, such number of its Common Shares as shall from time to time be sufficient to effect the conversion of all outstanding Series L Preferred Shares; provided, however, that nothing contained herein shall preclude the Corporation from satisfying its obligations in respect of the conversion of the Series L Preferred Shares by delivery of Common Shares which are held in the treasury of the Corporation. Notwithstanding the foregoing, the Corporation shall not be obligated to reserve and keep available out its authorized but unissued Common Shares, or issue, any Common Shares to the holders of the Series L Preferred Shares unless and until it shall have filed with the Secretary of State of New York a Certificate of Amendment of its Certificate of Incorporation as a result of which there will be a sufficient number of authorized Common Shares of the Corporation available for issuance upon the conversion of the Series L Preferred Shares and the exercise of any and all outstanding purchase, exchange or conversion rights for the acquisition of Common Shares of the Corporation (the "Certificate of Amendment").



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                  (F) Lost, Stolen or Destroyed Certificates.  In the event that
                  the   holder   shall   notify   the   Corporation   that   the
                  certificate(s) representing Series L Preferred Shares have been lost, stolen or destroyed and either (i) provide a letter, in form satisfactory to the Corporation, to the effect that he will indemnify the Corporation from any loss incurred
                  by  it  in  connection  therewith,   and/or  (ii)  provide  an
                  indemnity bond in such amount as is reasonably required by the Corporation, the Corporation having the option of electing either (i) or (ii) or both, the Corporation may, in its sole discretion, accept such letter and/or indemnity bond in lieu of the surrender of the certificate(s) as required by this subsection (v).

                  (G) Statutory Restrictions. The foregoing provisions for conversion of the Series L Preferred Shares shall be subject to all applicable statutory limitations and restrictions.

         (vi) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of Series L Preferred Shares will be entitled to receive, prior and in preference to any distribution of the assets or surplus funds of the Corporation to the holders of any Common Shares by reason of the ownership thereof, and on a pari passu basis with the holders of the Series A, Series B, Series C, Series D, Series E, Series F, and Series G Preferred Shares and any Series H, Series I, Series J, and/or Series K Preferred Shares hereafter authorized, an amount equal to the fixed sum of forty-five dollars and forty-five cents ($45.45) per share and no more (the "Preferential Amount"). If, upon the occurrence of such an event, the assets and funds thus distributed among the holders of Series L Preferred Shares shall be insufficient to permit the payment to such holders of the full Preferential Amount, then, the entire assets and funds of the Corporation legally available for distribution to the holders of the Series L Preferred Shares shall be distributed ratably among such holders in accordance with the respective amounts which would be payable on such shares if all amounts payable thereon were paid in full.

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                  After the  payment or setting  apart of the full  Preferential
                  Amounts required to be paid to the holders of Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series L Preferred Shares and any Series H, Series I, Series J and/or Series K Preferred Shares hereafter authorized, the holders of Common Shares or any other stock of the Corporation ranking in liquidation junior to the Series A, Series B, Series C, Series D, Series E, Series F, Series G and Series L Preferred Shares and any Series H, Series I, Series J and/or Series K Preferred Shares hereafter authorized, shall be entitled to receive
                  ratably  all   remaining   assets  or  surplus  funds  of  the
                  Corporation. Neither the merger or consolidation of the Corporation, nor the sale, lease or conveyance of all or part
                  of  its  assets,   shall  be  deemed  to  be  a   liquidation,
                  dissolution or winding up of the affairs of the Corporation, either voluntarily or involuntarily, within the meaning of this section.

       (vii) Sinking Fund. The Series L Preferred Shares shall not be entitled to the benefit of any sinking fund to be applied to their purchase or redemption."

         5. This Amendment has been adopted by the Board of Directors of the Corporation under the authority granted to it pursuant to Section 502 of the Business Corporation Law.





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                  IN  WITNESS   WHEREOF,   the  undersigned   have  signed  this
Certificate as of the 20th day of December, 1996 and affirm that the statements made herein are true under the penalties of perjury.


                                             /s/Kenneth G. Baritz
                                             Kenneth G. Baritz
                                             Chairman of the Board



                                             /s/Amy S. Gross
                                             Amy S. Gross
                                             Secretary



K:\WPDOC\CORP\AMNEX\GALESI\SERIESL3.D96


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